FOR IMMEDIATE RELEASE
NEW CALDOLOR INTEGRATED SAFETY ANALYSIS PUBLISHED
SUPPORTING THE SAFETY OF CALDOLOR® (IBUPROFEN) INJECTION
Caldolor demonstrates favorable safety profile with cumulative analysis of clinical data
NASHVILLE, Tenn. (Tuesday, October 27, 2015) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX) today announced the publication of an integrated safety analysis adding to the growing body of literature that support the safety of Caldolor® (ibuprofen) Injection. The data in this cumulative safety analysis is derived from ten sponsored clinical studies investigating intravenous ibuprofen for the treatment of pain and/or fever in adult patients. Over 1,750 adult patients have been included in safety and efficacy trials over eleven years. The new publication is currently available as open access articles in the Journal of Pain Research.
"This ongoing surveillance and analysis continues to validate the impressive efficacy and safety results of intravenous ibuprofen administration in the perioperative patient that we have been observing since 2007 in our research patients, and since 2009 in our clinical patients," states Stephen R. Southworth, MD, lead author and researcher from North Mississippi Sports Medicine and Orthopedic Clinic.
The incidence of adverse events, changes in vital signs and clinically significant laboratory parameters were summarized and compared to patients receiving placebo or active comparator drug. Patients receiving Caldolor required less morphine and experienced fewer adverse events relative to those who received placebo with morphine rescue. Results from the integrated analysis continue to demonstrate the safety of Caldolor, supporting its use in hospitalized patients.
About Caldolor
Caldolor is indicated for the management of mild to moderate pain, management of moderate to severe pain as an adjunct to opioid analgesics, and for the reduction of fever in adults. It was the first FDA approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticaria, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.
About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology. Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease.  Cumberland is dedicated to providing innovative products that improve quality of care for patients.  For more information on Cumberland Pharmaceuticals Inc., please visit www.cumberlandpharma.com.

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